Exhibit 3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DOMINION RESOURCES, INC.

1.	NAME: The name of the corporation is Dominion Resources, Inc. (the “Corporation”).

2.
THE AMENDMENT:  Article III – Division A – Common Stock of the Articles of Incorporation, as amended and restated effective August 9, 1999, shall be amended by deleting the first paragraph of such article and inserting the following in its place:

The Corporation shall have authority to issue 1,000,000,000 shares of Common Stock without par value.

3.
STOCK SPLIT:  At the Effective Time (defined below) each issued and each unissued authorized share of Common Stock existing immediately prior to the Effective Time shall be automatically changed into two shares of Common Stock.  The Corporation has only shares of Common Stock outstanding.

4.
DIRECTORS ACTION:  The foregoing amendment was duly adopted by the Board of Directors pursuant to Section 13.1-706 3.a. of the Virginia Stock Corporation Act at a meeting held on October 26, 2007.  Shareholder approval of the amendment was not required.

5.	EFFECTIVE TIME: This amendment shall be effective as of 5:00 p.m. E.S.T. on November 9, 2007 (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by Patricia A. Wilkerson, its authorized officer, on October 30, 2007.

                                                       DOMINION RESOURCES, INC.

                                                       /s/ Patricia A. Wilkerson
                                                       By:  Patricia A. Wilkerson
                                                       Its:  Vice President and Corporate Secretary
                                                       SCC ID# 0238778-5